Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Announces First Quarter 2015 Financial Results

REDWOOD CITY, Calif., May 7, 2015 — OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED) today reported financial results for the quarter ended March 31, 2015 and provided an update on progress toward 2015 corporate objectives and clinical development milestones.

“The first quarter of the year has been characterized by continued pipeline progress and financial discipline. We are now conducting 16 clinical trials for six OncoMed-discovered anti-cancer stem cell therapeutics, including four randomized Phase 2 clinical trials for demcizumab and tarextumab. We recently filed an IND application with the U.S. FDA for our seventh candidate, an anti-RSPO3 antibody,” said OncoMed’s Chairman and Chief Executive Officer, Paul J. Hastings. “Year to date, we have reported data from clinical and preclinical research at multiple medical meetings, including most recently at the European Lung Cancer Conference and the American Academy of Cancer Research meeting, and we shared discoveries related to our wholly owned research programs in immuno-oncology. Financial guidance for the year remains unchanged.”

First Quarter 2015 Financial Results

Cash, cash equivalents and short-term investments totaled $213.0 million as of March 31, 2015, compared to $232.0 million as of December 31, 2014.

Revenues for the first quarter 2015 totaled $9.7 million, as compared to $6.0 million in the first quarter of 2014. The increase in revenue over the same period in 2014 was primarily due to receipt of a $5.0 million milestone from GlaxoSmithKline triggered by initiation of the expansion-stage cohort of the brontictuzumab (anti-Notch1, OMP-52M51) Phase 1 clinical trial.

Research and development (R&D) expenses for the first quarter 2015 were $19.4 million compared with $16.7 million for the same period in 2014. Increases in R&D expenditures during the first quarter 2015 were primarily attributable to increased personnel expenses, as well as increased program costs associated with the advancement of OncoMed’s lead clinical-stage product candidates into four randomized Phase 2 trials.

General and administrative (G&A) expenses for the quarter ended March 31, 2015 were $4.8 million, compared to $3.2 million for the same period in 2014. Increased costs during the first quarter 2015 were due to higher employee-related costs and patent expenses associated with the expansion of OncoMed’s R&D pipeline.

Net loss for the first quarter 2015 was $14.5 million ($0.49 per share), compared to $13.9 million ($0.47 per share) for the same period of 2014. The change in net loss for the 2015 quarter was due to an increase in operational expenses, primarily research and development costs, partially offset by an increase in collaboration revenue.

Recent Business Highlights

Since reporting full-year 2014 financial results, OncoMed has announced progress on a number of clinical, research and corporate development milestones:

OncoMed Announces Financial Results for the First Quarter 2015

•	Commenced patient enrollment in the Phase 2 “YOSEMITE” clinical trial of demcizumab (anti-DLL4, OMP-21M18). The randomized clinical trial will compare the efficacy and safety of demcizumab combined with standard-of-care Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine in patients with first-line metastatic pancreatic cancer.

•	Presented new data from the Phase 1b clinical trial of demcizumab (anti-DLL4, OMP-21M18) in patients with first-line advanced non-small cell lung cancer (NSCLC) at the European Lung Cancer Conference (ELCC). Data for the combination of demcizumab plus standard of care chemotherapy demonstrated a manageable safety profile and improved response rates and suggested prolonged progression free and overall survival within a subset of patients.

•	The randomized Phase 2 DENALI clinical trial of demcizumab in patients with first-line advanced non-small cell lung cancer (NSCLC) began dosing patients in January 2015. The “DENALI” trial will compare the efficacy and safety of demcizumab in combination with pemetrexed and carboplatin vs. chemotherapy with placebo.

•	Entered into an agreement with Eli Lilly & Co. Under the terms of the agreement, Lilly will provide clinical supply of Alimta® (pemetrexed) for OncoMed’s ongoing Phase 2 DENALI trial.

•	Presented seven posters at the American Association of Cancer Research (AACR) Annual Meeting. Data included preclinical research on: the combination of anti-DLL4 and anti-PD1; tarextumab’s (anti-Notch2/3, OMP-59R5) impact on cancer stem cell frequency and metastatic growth potential in small cell lung cancer tumors; validation of a biomarker for prospective selection of Notch1 activation in patients with certain advanced solid tumors; synergistic activity of Wnt antagonists with taxanes; biomarker research related to ipafricept (FZD8-Fc, OMP-54F28) in ovarian cancer; discoveries related to the Hippo cancer stem cell pathway, and predictive and pharmacodynamic biomarkers for anti-RSPO3 (OMP-131R10).

•	Disclosed immuno-oncology discovery candidates during OncoMed’s first Research and Development Day for investors and analysts. OncoMed scientists have devised a novel strategy for the creation of robust T-cell activating agents, including a fully human single-gene GITR trimeric ligand attached to an antibody framework. OncoMed’s immuno-oncology research efforts also revealed the discovery of a novel and previously “missing” checkpoint target, an activating receptor for the known checkpoint inhibitor PD-L2.

•	Filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration for anti-RSPO3.

•	Published in Clinical Cancer Research preclinical data for tarextumab illustrating the agent’s mechanism of action, anti-tumor efficacy and biomarker strategy in support of the ongoing Phase 2 trials of tarextumab in pancreatic and small cell lung cancer.

2015 Full Year Financial Guidance Reiterated

•	2015 full-year cash expenses are expected to total $100-$110 million, excluding non-cash stock-based compensation, depreciation, and amortization expenses

•	OncoMed projects a 2015 year-end cash, cash equivalents and short-term investments balance of over $120 million, before considering the receipt of any potential collaboration milestones

•	OncoMed could receive more than $150 million in milestone and option payments from partners during 2015 and 2016

Conference Call Today

OncoMed management will host a conference call today beginning at 1:30 pm PT/4:30 pm ET to review first quarter 2015 financial results and pipeline progress.

OncoMed Announces Financial Results for the First Quarter 2015

Analysts and investors can participate in the conference call by dialing (855) 420-0692 (domestic) and (484) 756-4194 (international) using the conference ID# 41468811.

The press release and an audio-only webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. The web broadcast of the conference call will be available for replay through May 22, 2015.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells (CSCs). OncoMed has six anti-cancer product candidates in clinical development, the most advanced of which are in randomized Phase 2 clinical trials. Demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), and ipafricept (FZD8-Fc, OMP-54F28) each target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed recently filed an Investigational New Drug application for anti-RSPO3 (OMP-131R10), an antibody targeting a third key cancer stem cell signaling pathway called R-spondin-LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immuno-oncology product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance its research and development pipeline; and OncoMed’s projections regarding expenses for 2015, year-end cash for 2015, and potential milestone and option fee payments from partners. Such risks and uncertainties include, among others, and the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to achieve market acceptance and commercial success of its product candidates once regulatory approval is achieved; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015, and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015.

Contact:
Media & Investors	Investors
OncoMed Pharmaceuticals	Shari Annes
Michelle Corral	Annes Associates
Senior Director, Investor Relations and Corporate	shari.annes@oncomed.com
Communications	(650) 888-0902
michelle.corral@oncomed.com
(650) 995-8373

OncoMed Announces Financial Results for the First Quarter 2015

ONCOMED PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
Collaboration revenue:	$9,687	$6,015
Operating expenses:
Research and development	19,433	16,709
General and administrative	4,794	3,213

Total operating expenses	24,227	19,922

Loss from operations	(14,540)	(13,907)
Interest and other income, net	22	38

Loss before provision for income taxes	(14,518)	(13,869)
Provision for income taxes	11	2

Net loss	$(14,529)	$(13,871)

Net loss per common share, basic and diluted	$(0.49)	$(0.47)
Shares used to compute net loss per common share, basic and diluted	29,908,307	29,443,230

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	March 31, 2015	December 31, 2014
Cash, cash equivalents and short-term investments	$213,048	$231,966
Prepaid and other assets	15,960	15,876

Total assets	$229,008	$247,842

Deferred revenue	$144,183	$148,870
Other liabilities	19,502	22,605
Stockholders’ equity	65,323	76,367

Total liabilities and stockholders’ equity	$229,008	$247,842